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SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    October 16, 2002

Aksys, Ltd.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or other jurisdiction of incorporation)	0-28290 (Commission File Number)	36-3890205 (IRS Employer Identification No.)
Two Marriott Drive, Lincolnshire, Illinois 60069 (Address of Principal Executive Offices, including Zip Code)
(847) 229-2020 (Registrant's Telephone Number, Including Area Code)
Not Applicable (Former Name or Former Address, if Changed Since Last Report)

Item 5.    Other Events.

        On October 15, 2002, we entered into an equity-based financing arrangement (the "Equity Line") with Kingsbridge Capital Limited ("Kingsbridge"). Under the terms of a Common Stock Purchase Agreement (the "Purchase Agreement") entered into by the Company and Kingsbridge on such date with respect to the Equity Line, we may, at our sole discretion, sell to Kingsbridge, and Kingsbridge would be obligated to purchase, up to $15 million of shares of our Common Stock, par value $0.01 per share (the "Common Stock"). The price at which we may sell shares of Common Stock under the Purchase Agreement is based on a discount to the volume weighted average market price of the Common Stock for a specified number of trading days following each of our respective elections to sell shares thereunder. We may utilize the Equity Line over the next 24 months from time to time in our sole discretion, subject to various conditions and terms contained in the Purchase Agreement.

        In connection with our entering into the Equity Line, we issued to Kingsbridge a warrant (the "Warrant") to purchase 200,000 shares of Common Stock at an exercise price of $5.75 per share. The Warrant will not be exercisable until April 15, 2003, and will expire on April 15, 2008.

        The Company and Kingsbridge also entered into a Registration Rights Agreement (the "Registration Rights Agreement") in connection with the Equity Line. As contemplated by the Registration Rights Agreement, the Company will file a registration statement with the Securities and Exchange Commission relating to the resale by Kingsbridge of any shares of Common Stock purchased by Kingsbridge under the Purchase Agreement or issued to Kingsbridge as a result of the exercise of the Warrant. The effectiveness of such registration statement is a condition precedent to our ability to sell Common Stock to Kingsbridge under the Purchase Agreement.

        A complete copy of the Purchase Agreement, the Warrant, the Registration Rights Agreement and related press release are filed herewith as Exhibit 10.1, Exhibit 10.2, Exhibit 10.3 and Exhibit 99, respectively, and incorporated herein by reference. The foregoing descriptions of the Purchase Agreement, the Warrant and the Registration Rights Agreement are qualified in their entirety by reference to such Exhibits.

Item 7.    Financial Statements, Pro Forma Financial Information and Exhibits.

(c) Exhibits
10.1	Common Stock Purchase Agreement, dated as of October 15, 2002, by and between Aksys, Ltd. and Kingsbridge Capital Limited.
10.2	Warrant, dated as of October 15, 2002, issued to Kingsbridge Capital Limited.
10.3	Registration Rights Agreement, dated as of October 15, 2002, by and between Aksys, Ltd. and Kingsbridge Capital Limited.
99	Press Release dated October 16, 2002.

SIGNATURES

        According to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized on October 15, 2002.

AKSYS, LTD.
By	/s/ WILLIAM C. DOW William C. Dow PRESIDENT AND CHIEF EXECUTIVE OFFICER

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  Item 5. Other Events.
  Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.
SIGNATURES